Exhibit 99.1

CVR Energy Reports Completion
of Purchase of Common Units of CVR Refining

SUGAR LAND, Texas (Jan. 29, 2019) — CVR Energy, Inc. (NYSE: CVI) (“CVR Energy”) announced today that it has completed its previously announced purchase (the “Call Right Purchase”) of all of the issued and outstanding common units (“Common Units”) representing limited partner interests in CVR Refining, LP (NYSE: CVRR) (the “Partnership”) not already owned by CVR Refining GP, LLC, the general partner of the Partnership (the “General Partner”) and an indirect wholly owned subsidiary of CVR Energy, or the General Partner’s affiliates for a cash purchase price, determined in accordance with the Partnership’s First Amended and Restated Agreement of Limited Partnership, as amended (the “Limited Partnership Agreement”), of $10.50 per Common Unit (the “Call Price”), or approximately $241 million in the aggregate. The Call Right Purchase was conducted in accordance with Article XV of the Limited Partnership Agreement.

CVR Energy also has completed its previously announced purchase of all of the Common Units held by American Entertainment Properties Corp. and Icahn Enterprises Holdings L.P. for a cash purchase price per unit equal to the Call Price, or approximately $60 million in the aggregate (the “IEP Purchase,” and together with the Call Purchase, the “Purchase”).

In connection with the Purchase, CVR Energy entered into a credit agreement to provide for a term loan credit facility in an aggregate principal amount of up to $105 million, for which the amount is due on March 10, 2019.

As of today, CVR Energy owns, directly and indirectly, 100 percent of the Common Units, and all rights of the holders of the Common Units whose Common Units were purchased in the Purchase have been extinguished, except for the right to receive payment of the purchase price. In addition, the Common Units have ceased to be publicly traded or listed on the NYSE and will not be listed or quoted on any other venue.

About CVR Energy, Inc.
Headquartered in Sugar Land, Texas, CVR Energy is a diversified holding company primarily engaged in the petroleum refining and nitrogen fertilizer manufacturing industries through its holdings in two limited partnerships, CVR Refining, LP and CVR Partners, LP.  CVR Energy and its subsidiaries serve as the general partner and own 81 percent of the common units of CVR Refining. CVR Energy subsidiaries serve as the general partner and own 34 percent of the common units of CVR Partners.

For further information, please contact:

Investor Contact:
Jay Finks
CVR Energy, Inc.
(281) 207-3588
InvestorRelations@CVREnergy.com

Media Relations:

Brandee Stephens

CVR Energy, Inc.

(281) 207-3516

MediaRelations@CVREnergy.com